CERTIFICATE OF FORMATION OF ALLEGHENY ENERGY SUPPLY CAPITAL MIDWEST, LLC
1. The name of the limited liability company is ALLEGHENY ENERGY SUPPLY CAPITAL MIDWEST, LLC.

     2.     The address of its registered office in the State of Delaware is The Corporation

Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle.

The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ALLEGHENY ENERGY SUPPLY CAPITAL MIDWEST, LLC, this 26th day of February, 2002.
Member: ALLEGHENY ENERGY SUPPLY COMPANY, LLC a Delaware limited liability company By: /s/ RUTH R. TOLBERT Name: Ruth R. Tolbert Title: Assistant Secretary